UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2012 (November 5, 2012)

EverBank Financial Corp

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35533	52-2024090
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Riverside Ave., Jacksonville, Florida		32202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (904) 281-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 5, 2012, EverBank Financial Corp, a Delaware corporation (the “Company”) entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Goldman, Sachs & Co., as representatives of the underwriters named therein (collectively, the “Underwriters”) pursuant to which the Company agreed to issue and sell to the Underwriters 6,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”). The Depositary Shares were registered with the Securities and Exchange Commission (the “Commission”) pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-184381) (as the same may be amended and/or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing, obligations of the parties and termination provisions.

Item 3.03.	Material Modification to Rights of Security Holders.

On November 7, 2012, the Company filed a Certificate of Designations with the Secretary of State of the State of Delaware for the purpose of amending its Certificate of Incorporation to fix the designations, preferences, limitations and relative rights of the Series A Preferred Stock. The Certificate of Designations became effective upon filing on November 7, 2012.

Holders of the Series A Preferred Stock are entitled to receive when, as and if declared by the Company’s board of directors or a duly authorized committee of the board, non-cumulative cash dividends based on the liquidation preference at a per annum rate equal to 6.75%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If declared by the board of directors or a duly authorized committee of the board, dividends will be payable on the Series A Preferred Stock quarterly in arrears on the 5th day of each January, April, July and October of each year, commencing on January 5, 2013.

The Series A Preferred Stock will rank senior to the Company’s common stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of the Company’s common stock or of any other shares of the Company’s stock ranking junior as to such a distribution to the shares of Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Stock will not be entitled to any other amounts from the Company after they have received their full liquidating distribution.

The Series A Preferred Stock does not have any maturity date. The Series A Preferred Stock is redeemable (i) in whole, or in part, on January 5, 2018, or any dividend payment date thereafter, at a redemption price equal to $25,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, at a redemption price equal to $25,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series A Preferred Stock has no preemptive or conversion rights. Except under limited circumstances, holders of the Series A Preferred Stock generally have no voting rights.

A copy of the Certificate of Designations and form of Series A Preferred Stock Certificate are filed as Exhibits 3.1 and 4.1 hereto, respectively, and the information in the Certificate of Designations is incorporated into this Item 3.03 by this reference. The description of the terms of the Certificate of Designations in this Item 3.03 is qualified in its entirety by reference to Exhibit 3.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth above under Item 3.01 of this Report on Form 8-K is hereby incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Certificate of Designations of 6.75% Series A Non-Cumulative Perpetual Preferred Stock.

4.1	Specimen Certificate for Series A Non-Cumulative Perpetual Preferred Stock (filed as Exhibit 4.36 to the Company’s Form S-1/A (No. 333-184381) filed with the SEC on October 29, 2012 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERBANK FINANCIAL CORP

November 9, 2012	By:	/s/ Thomas A. Hajda
		Name:	Thomas A. Hajda
		Title:	Executive Vice President, General Counsel and Secretary